Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (Nos. 333-107442, 333-85242, 333-73244, 333-47980, 333-87791) on Form S-8 of our reports dated December 13, 2008, relating to the consolidated financial statements of Keynote Systems, Inc. and subsidiaries (the “Company”), for the years ended September 30, 2008 and 2007, and the effectiveness of the Company’s internal control over financial reporting (which report on the consolidated financial statements includes explanatory paragraphs relating to the Company’s adoption of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”), appearing in the Annual Report on Form 10-K of Keynote Systems, Inc. for the year ended September 30, 2008.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
December 13, 2008